L&L INTERNATIONAL HOLDINGS, INC.
130 ANDOVER PARK EAST, SUITE 101, SEATTLE, WA 98188
Phone: (206) 264-8065 Fax: (206) 264-7971 www.lnl.international.com

November 17, 2009

**PERSONALLY &
VIA FIRST CLASS MAIL**

Clayton Fong
2212 30th Ave W
Seattle WA 98199

RE: Employment terms

Dear Clayton:

I am pleased you have accepted the position as "Vice President US Operations" for L&L International Holdings, Inc., a US public listed company at OTC-BB, with symbol "LLFH" ("L&L" or the "Company").

TERMS OF EMPLOYMENT

1. Term. The position is "at-will". To ensure both parties gradually work into a mutually accepted relationship, the probation period will be three (3) months, beginning September 28, 2009 and terminating December 31, 2009. The term will automatically be renewed to a permanent position at the end of the three month probation, and continue until either party terminates in writing.

2. Position and Duties. The Vice President position is as an officer of the Company. Your main duties will include the US operations including, but not limited to: communications; marketing; management of US operations and the Seattle office; implementation of Human Resources and Benefits; oversight and management of US based staff, contractors, and consultants; lead on expanding coal operations into the United States and logistics of transporting coal to the Chinese market; and as advisor to the Dickson V. Lee, CEO in expansion of the Company and its interests.

You may staff your position as you see fit, with an approved budget.

3. Manager. The Vice President reports directly to the Dickson V. Lee, CEO.

4. Outside Business Activities. Your position at L&L should be your primary employment. All outside business activities should be secondary, and should be disclosed to L&L. In addition, you should maintain high ethical standards, act diligently, and avoid even the appearance of impropriety or conflict of interest.

5. Employment Status. Your position is an exempt position as defined under the Fair Labor Standards Act of 1938 and other applicable federal and/or laws. Your job performance will be evaluated based on merit, by your supervisor.

6. Compensation/Benefits.

6.1 Compensation. The Company shall pay you Seventeen Thousand Dollars ($17,000.00) per month: Ten Thousand Dollars ($10,000.00) in US funds and Seven Thousand Dollars ($7,000.00) in Rule-144 shares. Shares will be vested each quarter based on the first five day average trading price for the quarter. The shares will be issued once per year. The Company will pay applicable taxes associated to the shares issued. Employee will pay taxes on cash payment.

6.2. Reimbursement of Expenses. For administrative purposes, it is understood that the Company shall directly pay all your reasonable and necessary out-of pocket expenses related to your position. You shall avoid paying out of pocket. However, under unique circumstances, you may request reimbursement of reasonable and necessary expenses paid or incurred by you in the performance of your duties. All reimbursements shall be timely made once you provide Company with original receipts for such expenses. Expenses over $1,000.00 in amount require advanced written approval from your supervisor to be reimbursable.

6.3. Benefits. See Personnel Manual.

7. Termination. Either party may terminate this Agreement by written notice at any time for any reason or for no reason.

8. Insider Information and Nondisclosure Agreement. You are an Insider of L&L, thus shall protect the Company's private and confidential non-disclosed information, as an insider under SEC and related authority. In this capacity you cannot release or disclose insider information to friends, relative or others and cannot use information you learned as Vice President about the Company, to avoid making profit and avoid losses on LLFH stock.

You agree to sign Company's standard Nondisclosure Agreement as a condition of your position. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

9. Authorization to Work. It is understood that because of federal regulations adopted in the Immigration Reform and Control Act of 1986, you are required to present documentation demonstrating that you have authorization to work in the United States.

10. Further Assurances. Each party with good intent to uphold professional standards, shall perform any and all further acts and execute and deliver any documents that are reasonably necessary to carry out the intent of this Agreement.

DQ

11. Notices. All notices or other communications required or permitted by this Agreement or by law shall be in writing and shall be deemed duly served and given when delivered personally or by facsimile, air courier, certified mail (return receipt requested), postage and fees prepaid, to the party at the address indicated in the signature block or at such other address as a party may request in writing.

12. Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Washington.

13. Entire Agreement. This Agreement sets forth the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior written agreements and all prior or contemporaneous oral Agreements and understandings, expressed or implied.

14. Written Modification and Waiver. No modification to this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right or any subsequent breach or default.

15. Severability. If any of the provisions of this Agreement are determined to be invalid, illegal, or unenforceable, such provisions shall be modified to the minimum extent necessary to make such provisions enforceable, and the remaining provisions shall continue in full force and effect to the extent the economic benefits conferred upon the parties by this Agreement remain substantially unimpaired.

16. Arbitration of Disputes. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Both parties agree not to bring any litigation against each other in court.

We look forward to your arrival and what we hope will be the start of a mutually satisfying work relationship.

Sincerely,

Dickson V. Lee 12/21/2009 with effective date on September 28, 2009

Dickson V. Lee, CEO
L&L International Holdings, Inc.
130 Andover Park E, Suite 101
Seattle WA 98188

c.c. personnel
CFO

Acknowledged, Accepted, and Agreed

Clayton Fong
2212 30th Ave W
Seattle WA 98199

12/21/09
Dated
Effective 9/28/09